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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                 SCHEDULE 13G/A
                               (Amendment No. 1)

            INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2


                               THE VIALINK COMPANY
              ----------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $.001 PAR VALUE
              ----------------------------------------------------
                         (Title of Class of Securities)

                                   9255Q 10 1
                  --------------------------------------------
                                 (CUSIP Number)

                                Gary S. Kaminsky
                     c/o Rose Glen Capital Management, L.P.
                          3 Bala Plaza East, Suite 501
                               251 St. Asaphs Road
                              Bala Cynwyd, PA 19004



                                DECEMBER 31, 2001
              -----------------------------------------------------
              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|  Rule 13d-1(b)
|X|  Rule 13d-1(c)
|_|  Rule 13d-1(d)

--------------------------

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.




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                                      13G
---------------------                                 ------------------
CUSIP NO. 9255Q 10 1                                  PAGE 2 OF 8 PAGES
---------------------                                 ------------------


------------------------------------------------------------------------------
            NAME OF REPORTING PERSON/
      1     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)
                        RGC International Investors, LDC

------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)|_|
      2                                                                 (b)|_|
------------------------------------------------------------------------------
            SEC USE ONLY
      3
------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
      4
            Cayman Islands
------------------------------------------------------------------------------
                                          SOLE VOTING POWER
                                    5
             Number of                    0
               Shares         ------------------------------------------------
            Beneficially                  SHARED VOTING POWER
              Owned by              6
                Each                      0
              Reporting       ------------------------------------------------
                Person                    SOLE DISPOSITIVE POWER
                 With               7
                                          0
                              ------------------------------------------------
                                          SHARED DISPOSITIVE POWER
                                    8
                                          0
------------------------------------------------------------------------------
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      9
            0
------------------------------------------------------------------------------
            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES
      10                                                                    |_|
            N/A
------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      11
            0.0%
------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON
      12
            00
------------------------------------------------------------------------------



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                                      13G
---------------------                                 ------------------
CUSIP NO. 9255Q 10 1                                  PAGE 3 OF 8 PAGES
---------------------                                 ------------------


------------------------------------------------------------------------------
            NAME OF REPORTING PERSON/
      1     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)
                              Rose Glen Capital Management, L.P.
------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)|_|
      2                                                                 (b)|_|
------------------------------------------------------------------------------
            SEC USE ONLY
      3
------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
      4
            Delaware
------------------------------------------------------------------------------
                                          SOLE VOTING POWER
                                    5
             Number of                    0
               Shares       --------------------------------------------------
            Beneficially
              Owned by                    SHARED VOTING POWER
                Each                6
              Reporting                   0
               Person       --------------------------------------------------
                With                      SOLE DISPOSITIVE POWER
                                    7
                                          0
                            --------------------------------------------------
                                          SHARED DISPOSITIVE POWER
                                    8
                                          0
------------------------------------------------------------------------------
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON
      9
            0
------------------------------------------------------------------------------
            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES
      10                                                                   |_|
            N/A
------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      11
            0.0%
------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON
      12
            PN
------------------------------------------------------------------------------

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                                      13G
---------------------                                 ------------------
CUSIP NO. 9255Q 10 1                                  PAGE 4 OF 8 PAGES
---------------------                                 ------------------


-----------------------------------------------------------------------------
            NAME OF REPORTING PERSON/
      1     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)
                              RGC General Partner Corp.
------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)|_|
      2                                                                 (b)|_|
------------------------------------------------------------------------------
            SEC USE ONLY
      3
------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
      4
            Delaware
------------------------------------------------------------------------------
                                          SOLE VOTING POWER
                                    5
            Number of                     0
            Shares            ------------------------------------------------
            Beneficially
            Owned by                      SHARED VOTING POWER
            Each                    6
            Reporting                     0
            Person            ------------------------------------------------
            With                          SOLE DISPOSITIVE POWER
                                    7
                                          0
                              ------------------------------------------------
                                          SHARED DISPOSITIVE POWER
                                    8
                                          0
------------------------------------------------------------------------------
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
            PERSON
      9
            0
------------------------------------------------------------------------------
            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      10    SHARES                                          |_|
            N/A
------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      11
            0.0%
------------------------------------------------------------------------------
            TYPE OF REPORTING PERSON
      12
            CO
------------------------------------------------------------------------------


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                                      13G
---------------------                                 ------------------
CUSIP NO. 9255Q 10 1                                  PAGE 5 OF 8 PAGES
---------------------                                 ------------------


ITEM 1(a).  NAME OF ISSUER:

            The viaLink Company

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            13155 Noel Road, Suite 800
            Dallas, Texas  75240

ITEM 2(a).  NAME OF PERSON FILING
ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE
ITEM 2(c).  CITIZENSHIP:

            RGC International Investors,LDC
            c/o SEI Fund Resources
            International, Ltd. 30 Herbert Street
            Dublin, Ireland 2
            Cayman Islands limited duration company

            Rose Glen Capital Management, L.P.
            3 Bala Plaza East, Suite 501
            251 St. Asaphs Road
            Bala Cynwyd, Pennsylvania 19004
            Delaware limited partnership

            RGC General Partner Corp.
            3 Bala Plaza East, Suite 501
            251 St. Asaphs Road
            Bala Cynwyd, Pennsylvania 19004
            Delaware corporation

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
            Common Stock, par value $.001 per share (the
            "Common Stock").

ITEM 2(e).  CUSIP NUMBER:
            9255Q 10 1

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b),OR 13D-2(b)
            OR (c), CHECK WHETHER THE PERSON FILING IS A:   N/A

            IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(c),
            CHECK THIS BOX. |X|


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                                      13G
---------------------                                 ------------------
CUSIP NO. 9255Q 10 1                                  PAGE 6 OF 8 PAGES
---------------------                                 ------------------


ITEM 4.     OWNERSHIP.

            RGC International Investors, LDC ("RGC")
            Rose Glen Capital Management, L.P. ("Rose Glen")
            RGC General Partner Corp. ("Partner")

            RGC is a private investment fund. Rose Glen is the investment manager of RGC, and Partner is the general partner of Rose Glen.

            (a)   Amount beneficially owned:

                  0

            (b)   Percent of Class:

                  0.0%

            (c)   Number of shares as to which such persons have:

            (i)   Sole power to vote or to direct the vote:

                  0

            (ii)  Shared power to vote or to direct the vote:

                  0

            (iii) Sole power to dispose or to direct the disposition of:

                  0

            (iv) Shared power to dispose or to direct the disposition of:

                  0


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                                      13G
---------------------                                 -------------------
CUSIP NO. 9255Q 10 1                                  PAGE 7 OF 8 PAGES
---------------------                                 -------------------


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than 5% of the class of securities, check
            the following:    |X|

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
            PERSON.

            N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            N/A

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            N/A

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            N/A


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                                      13G
---------------------                                 -------------------
CUSIP NO. 9255Q 10 1                                  PAGE 8 OF 8 PAGES
---------------------                                 -------------------




ITEM 10.    CERTIFICATIONS.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    RGC International Investors, LDC
                                    By:   Rose Glen Capital Management, L.P.
                                          By:   RGC General Partner Corp.


Dated:  February 8, 2002            By:   /s/ GARY S.KAMINSKY
                                          ---------------------
                                          Gary S. Kaminsky
                                          Managing Director

                                    Rose Glen Capital Management, L.P.
                                    By:   RGC General Partner Corp.


Dated:  February 8, 2002            By:   /s/ GARY S. KAMINSKY
                                          --------------------
                                          Gary S. Kaminsky
                                          Managing Director


                                    RGC General Partner Corp.

Dated:  February 8, 2002            By:   /s/ GARY S. KAMINSKY
                                          --------------------
                                          Gary S. Kaminsky
                                          Managing Director

                                                                     EXHIBIT A

                             JOINT FILING AGREEMENT

      In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is used in the Schedule 13G/A referred to below) on behalf of each of them of a statement on Schedule 13G/A (including amendments thereto) with respect to the Common Stock, par value $0.001 per share, of The viaLink Company, and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undesigned hereby execute this Agreement this 8th day of February, 2002.

                                    RGC International Investors,LDC
                                    By:   Rose Glen Capital Management, L.P.
                                          By:   RGC General Partner Crp.


Dated:  February 8, 2002            By:   /s/ GARY S.KAMINSKY
                                          ----------------------
                                          Gary S. Kaminsky
                                          Managing Director

                                    Rose Glen Capital Management, L.P.
                                    By:   RGC General Partner Corp.


Dated:  February 8, 2002            By:   /s/ GARY S. KAMINSKY
                                          -----------------------
                                          Gary S. Kaminsky
                                          Managing Director


                                    RGC General Partner Corp.

Dated:  February 8, 2002            By:   /s/ GARY S. KAMINSKY
                                          ----------------------
                                          Gary S.Kaminsky
                                          Managing Director